[Logo of Texas Pacific Group]




                                 July 14, 2003




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



     This letter confirms that Richard A. Eckleberry, James J. O'Brien and John
E. Viola are authorized and designated to sign all securities and related filings with the Securities and Exchange Commission, including Forms 3,4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.


                                             Very truly yours,
                                             /s/ Justin T. Chang
                                             Justin T. Chang












8301 Commerce Street, Suite 3300     TEL (817)871-4000
Fort Worth, TX 76102                 FAX (817)871-4088